Exhibit 99.1

Berkshire Hills Bancorp to Sell Select

Upstate and Eastern New York Branches

•	Enhances efficiency and profitability of the overall branch network
•	Strengthens focus in core New York markets
•	Combined branch and securities sale is neutral to full year 2024 earnings outlook

BOSTON – March 4, 2024 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) announced today that its wholly owned subsidiary Berkshire Bank has entered into definitive agreements with three buyers to sell 10 of its upstate and eastern New York branches, consisting of eight offices in Albany, Saratoga, Schenectady and Columbia counties, one office in Whitehall and one office in East Syracuse.

The sales include approximately $485.5 million in deposits, $60.5 million of related residential mortgage and consumer loans along with all branch premises and equipment. The transactions exclude Berkshire’s commercial banking business.

Hudson Valley Credit Union is purchasing eight locations in Albany, Saratoga, Schenectady, and Columbia counties, Glens Falls National Bank and Trust Company is purchasing one location in Whitehall and Pathfinder Bank is purchasing one location in East Syracuse. The buyers intend to offer employment to all associated staff. The sales are targeted for completion by the end of the third quarter of 2024 subject to customary regulatory approvals and associated system conversions. They reduce Berkshire’s overall branch footprint from 96 to 86 locations.

CEO Nitin Mhatre stated, “Our announcement today is another step in our continued efforts to create efficiencies in our branch network so we can continue to invest in our bankers and client experience to further improve our long-term profitability. The proposed sales will concentrate our overall geographic footprint and lower our expense run rate, while strengthening focus in our core New York markets. The branch sales combined with a future securities sale will not materially increase borrowings and will be effectively neutral to full year 2024 earnings outlook.”

Berkshire remains committed to the important core New York markets where it will continue to operate 16 branches. Berkshire clients at its remaining locations will continue to work with the same bankers as they did prior to the announcement.

“We continue to execute on opportunities to create efficiencies in our franchise,” stated CFO David Rosato. “These transactions allow us to exit these branches without incurring severance or real estate costs while reducing expenses and contributing positively to our long-term profitability.”

Berkshire's financial advisor for the branch sale was RBC Capital Markets LLC and legal counsel was provided by Luse Gorman, PC.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent company of Berkshire Bank, a relationship-driven, community-focused bank that delivers industry-leading financial expertise to clients in New England and New York. With $12.4 billion in assets and 96 branches, Berkshire is headquartered in Boston and provides a full suite of tailored banking solutions through its Commercial Banking, Retail Banking, Consumer Lending, Private Banking and Wealth Management divisions. For more than 175 years, the Bank has delivered strength, stability and trusted advice to empower the financial potential of its clients and communities. Newsweek named Berkshire one of America’s Most Trusted Companies and one of America’s Best Regional Banks. To learn more about Berkshire Hills Bancorp visit ir.berkshirebank.com.

FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "remain," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.

The branch sale is subject to regulatory approval and other conditions. Targeted financial benefits are subject to uncertainty and may be affected or offset by other conditions related to the Company's operations. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

Investor Contact

Kevin Conn, Investor Relations

617.641.9206

KAConn@berkshirebank.com

Media Contact

Alicia Jacobs, Corporate Communications

413.242.6540

Ajacobs1@berkshirebank.com